Exhibit 10.12
VISTEON CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(As amended and restated effective January 1, 2009)

VISTEON CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     The Visteon Corporation Supplemental Executive Retirement Plan (the “Plan”) has been adopted to promote the best interests of Visteon Corporation (the “Company”) and the stockholders of the Company by attracting and retaining key management employees possessing a strong interest in the successful operation of the Company and its subsidiaries or affiliates and encouraging their continued loyalty, service and counsel to the Company and its subsidiaries or affiliates. The Plan was originally adopted effective July 1, 2000, and is amended and restated effective January 1, 2009, as set forth herein.

ARTICLE I. DEFINITIONS AND CONSTRUCTION
     Section 1.01. Definitions. The following terms have the meanings indicated below unless the context in which the term is used clearly indicates otherwise.
     (a) Affiliate: A person or legal entity that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control, with the Company, within the meaning of Code Sections 414(b) and (c); provided that Code Section 414(b) and (c) shall be applied by substituting “at least fifty percent (50%)” for “at least eighty percent (80%) each place it appears therein.
     (b) Balance Plus Program: The Balance Plus component of the Visteon Pension Plan.
     (c) Beneficiary: The person or entity designated by a Participant to be his or her beneficiary for purposes of this Plan (subject to such limitations as to the classes and number of beneficiaries and contingent beneficiaries and such other limitations as the Committee may prescribe). A Participant’s designation of beneficiary shall be valid and in effect only if a properly executed designation, in such form as the Committee shall prescribe, is filed and received by the Committee or its delegate prior to the Participant’s death. If a Participant designates his or her spouse as beneficiary, such beneficiary designation automatically shall become null and void on the date of the Participant’s divorce or legal separation from such spouse. If a valid designation of beneficiary is not in effect at the time of the Participant’s death, the Participant’s surviving spouse, or if there is no surviving spouse, the estate of the Participant, shall be deemed to be the sole beneficiary. If multiple beneficiaries have been designated and one or more of the beneficiaries predecease the Participant, then upon the Participant’s death, payment shall be made exclusively to the surviving beneficiary or beneficiaries unless the Participant’s designation specifies an alternate method of distribution. Further, in the event that the Committee is uncertain as to the identity of the Participant’s beneficiary, the Committee may deem the estate of the Participant to be the sole beneficiary. Beneficiary designations shall be in writing (or in such other form as authorized by the Committee for this purpose, which may include on-line designations), shall be filed with the Committee or its delegate, and shall be in such form as the Committee may prescribe for this purpose.

     (d) Board: The Board of Directors of the Company.
     (e) Code: The Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.
     (f) Committee: The Organization and Compensation Committee of the Board.
     (g) Company: Visteon Corporation, or any successor thereto.
     (h) Covered Employment Classification: The employment positions classified by the Company (or by a Participating Employer with the consent of the Company) as Leadership Level One, Leadership Level Two, Leadership Level Three, Leadership Level Four, Corporate Officer, Executive Leader, Senior Director, Director or, prior to January 1, 2006, Senior Leader.
     (i) Credited Service: For purposes of determining supplemental benefits under Article II, the years and any fractional year of credited service attributable to employment through June 30, 2006, without duplication and not exceeding one year for any calendar year, of the Participant under all the Retirement Plans; provided, that solely for purposes of this Plan as applied to a Participant who is a Transferred Group I or II Employee as defined under the Visteon Pension Plan, and subject to Section 2.03, the Participant’s credited service under all of the Retirement Plans shall be deemed to include, to the extent not otherwise considered under the Retirement Plans, the Participant’s credited service recognized under the General Retirement Plan of Ford Motor Company for employment through June 30, 2000. For purposes of determining the Pension Equity Benefit under Section 3.03, the service that is or would be recognized for the Participant under the pension equity component of the BalancePlus Program, taking into account the modifications set forth in Section 3.03 of this Plan.
     (j) Eligibility Service: Subject to Section 2.06, service with a Participating Employer while employed in a Covered Employment Classification; provided, that in the case of a Participant who was covered under the Ford Motor Company Supplemental Executive Retirement Plan on June 30, 2000, Eligibility Service recognized for such Participant under the

Ford Motor Company Supplemental Executive Retirement Plan as of June 30, 2000 shall be recognized as Eligibility Service under this Plan.
     (k) Employee: A person who is (i) classified by a Participating Employer as a common law employee enrolled on the active employment rolls of the Participating Employer, and (ii) regularly employed by a Participating Employer on a salaried basis (as distinguished from a pension, retirement allowance, severance pay, retainer, commission, fee under a contract or other arrangement, or hourly, piecework or other wage).
     (l) ERISA: The Employee Retirement Income Security Act of 1974, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of ERISA shall be deemed to include reference to any successor provision thereto.
     (m) Participant: Subject to Section 2.06, an Employee who is employed in a Covered Employment Classification, and where the context so requires, a former Employee entitled to receive a benefit hereunder.
     (n) Participating Employer: The Company, Visteon Systems, LLC, Visteon Global Technologies, Inc., and each other subsidiary a majority of the voting stock of which is owned directly or indirectly by the Company or a limited liability company a majority of the membership interest of which is owned directly or indirectly by the Company, that with the consent of the Committee, participates in the Plan for the benefit of one or more Participants in its employ.
     (o) Pension Equity Benefit: The amount calculated under Section 3.03(a)(i)(B) and Section 3.03(c). This amount is determined (with certain modifications) by reference to the pension equity formula of the BalancePlus Program. A pension equity benefit under Section 3.03 will be calculated for each Participant, whether or not the Participant is actually covered under the BalancePlus Program and/or the pension equity component of the BalancePlus Program.
     (p) Plan: The Visteon Corporation Supplemental Executive Retirement Plan, as amended and in effect from time to time.

     (q) Retirement Plans: The Visteon Pension Plan (other than the Balance Plus Program) and the Salaried Retirement Plan of Visteon Systems, LLC (as in effect prior to its merger into the Visteon Pension Plan), all as amended and in effect from time to time. The Retirement Plan includes the following components:
(i)	Contributory/Noncontributory Service Program: The portion of the Retirement Plan, excluding the Cash Balance Program.

(ii)	Cash Balance Program: The portion of the Retirement Plan that calculates benefit accruals using a cash balance and/or pension equity formula, including, without limitation, the BalancePlus Component.
     (r) Separation from Service: The date on which a Participant terminates employment from the Company and all Affiliates, provided that (1) such termination constitutes a separation from service for purposes of Code Section 409A, and (2) the facts and circumstances indicate that the Company (or the Affiliate) and the Participant reasonably believed that the Participant would perform no further services (either as an employee or as an independent contractor) for the Company (or the Affiliate) after the Participant’s termination date, or believed that the level of services the Participant would perform for the Company (or the Affiliate) after such date (either as an employee or as an independent contractor) would permanently decrease such that the Participant would be providing insignificant services to the Company or an Affiliate. For this purpose, a Participant is deemed to provide insignificant services to the Company or an Affiliate, and thus to have incurred a bona fide Separation from Service, if the Participant provides services at an annual rate that is less than twenty percent (20%) of the services rendered by such Participant, on average, during the immediately preceding thirty-six (36) months of employment (or his or her actual period of employment if less). Notwithstanding the foregoing, if a Participant takes a leave of absence from the Company or an Affiliate for the purpose of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to a medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the leave may be extended for up to twenty-nine (29) months without causing a Separation from Service.
     (s) SERP Eligibility Date: The date on which the Participant has, for each of at least five years of Eligibility Service immediately preceding the Participant’s termination of the employment with a Participating Employer, been selected to participate in the Company’s Annual Incentive program and has been granted a target bonus under such program of at least 30% (for Participants terminating prior to July 1, 2006, 40%) of the Participant’s annual base salary rate in effect on the date the target bonus amount is established.
     Section 1.02. Construction and Applicable Law.
     (a) Wherever any words are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are use in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Titles of articles and sections are for general information only, and the Plan is not to be construed by reference to such items.
     (b) This Plan is intended to be a plan of deferred compensation maintained for a select group of management or highly compensated employees as that term is used in ERISA, and shall be interpreted so as to comply with the applicable requirements thereof. In all other respects, the Plan is to be construed and its validity determined according to the laws of the State of Michigan to the extent such laws are not preempted by federal law. In case any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, but the Plan shall, to the extent possible, be construed and enforced as if the illegal or invalid provision had never been inserted.

ARTICLE II. SUPPLEMENTAL BENEFITS FOR PARTICIPANTS WITH
RETIREMENT PLAN SERVICE (OTHER THAN SERVICE RECOGNIZED UNDER
THE CASH BALANCE PROGRAMS)
     Section 2.01. Eligibility.
     (a) Prior to July 1, 2006. Subject to Section 2.06, a Participant whose termination of employment (other than termination of employment on account of death) occurs prior to July 1, 2006 shall be eligible to receive a supplemental benefit as provided in this Article II if the Participant:
(i)	is employed in a Covered Employment Classification at termination of employment and either (A) retires directly from employment with a Participating Employer on normal or disability retirement under the Retirement Plan, or (B) terminates employment with the approval of the Participating Employer at or after age 55;

(ii)	is eligible to receive a monthly normal, disability or early retirement benefit under one or more Retirement Plans (other than the Balance Plus Program);

(iii)	has at least ten (10) years of Credited Service, without duplication, under all Retirement Plans;

(iv)	has at least five continuous years of Eligibility Service immediately preceding termination of employment, unless the eligibility condition set forth in this subsection (d) is waived by the Chairman of the Board or the President of the Company; and

(v)	is not covered by the Balance Plus Program.
     (b) After June 30, 2006. A Participant who is covered under the Contributory/Noncontributory Service Program or under the Salaried Retirement Plan of Visteon Systems, LLC (as in effect prior to its merger into the Visteon Pension Plan) and whose termination of employment (other than termination of employment on account of death) occurs after June 30, 2006 shall be eligible to receive a supplemental benefit as provided in this Article II if the Participant:
(i)	is employed in a Covered Employment Classification at termination of employment; and

(ii)	terminates employment after his or her SERP Eligibility Date with the approval of the Participating Employer.
     Section 2.02. Additional Definitions. For purposes of this Article II, the following terms have the meanings indicated below:
     (a) Final Five Year Average Base Salary: The average of the Participant’s Monthly Base Salary for the five December 31 measurement dates coincident with or immediately preceding the first date on which the Participant retires from or otherwise ceases to be employed in a Covered Employment Classification with the Company and its Affiliates.
     (b) Monthly Base Salary: Subject to Section 2.06, the monthly base salary paid to a Participant while employed in a Covered Employment Classification on a December 31 measurement date coincident with or immediately preceding the first date on which the Participant retires from or otherwise ceases to be employed in a Covered Employment Classification with the Company and its Affiliates. The Participant’s monthly base salary shall be determined prior to giving effect to any salary reduction agreement to which Section 125 or Section 402(a)(8) of the Code applies, and shall not include any other kind of extra or additional compensation. For purposes of this subsection, base salary paid by Ford Motor Company prior to July 1, 2000 shall be treated as if paid by the Company.
     Section 2.03. Amount of Supplemental Benefit.
     (a) Subject to Section 2.06, any reductions pursuant to subsections (b) and (c) below and to any limitations and reductions pursuant to other provisions of the Plan, the supplemental benefit, when expressed in the form of a monthly life annuity with no survivor benefits commencing on the first day of the month next following the Participant’s termination of employment, shall be an amount equal to the Participant’s Final Five Year Average Base Salary multiplied by the Participant’s years of Credited Service,, and further multiplied by the Applicable Percentage based on the Covered Employment Classification in which the Participant served immediately prior to his or her retirement, as follows:

Covered Employment Classification
Immediately Prior to Retirement	Applicable Percentage
Chairman	0.90%

President	0.80%

Executive Vice President	0.80%

Senior Vice President	0.75%

Elected Vice President	0.70%

Executive Leader (other than a Participant who was a Senior Leader on January 1, 2006 and who became an Executive Leader on such date coincident with the elimination of the Senior Leader classification) or Leadership Level Two	0.40%

Director, Senior Director or Senior Leader (including Participants who were classified as Senior Leaders on January 1, 2006 and who became either Executive Leaders or Senior Directors coincident with the elimination of the Senior Leader classification), Leadership Level Three, or Leadership Level Four	0.20%
     (b) For a Participant who is a Transferred Group I or II Employee as defined under the Visteon Pension Plan and who is entitled to a benefit under the Ford Motor Company Supplemental Executive Retirement Plan, the monthly supplement benefit payable hereunder shall be reduced by the amount of the supplemental benefit to which the Participant is entitled under the Ford Motor Company Supplemental Executive Retirement Plan (or to which the Participant would have been entitled under such plan except for any forfeiture of benefits attributable to the Participant’s conduct), assuming commencement on the first day of the month next following the Participant’s termination of employment. In addition, the Committee may further adjust the monthly supplemental benefit payable to a Participant who is a Transferred Group I or II Employee if such action is necessary or desirable as a result of changes in the Ford Motor Company Supplemental Executive Retirement Plan or if such action is otherwise necessary or desirable in order to avoid duplicative benefits or to ensure that the Participant’s aggregate benefit from this Plan and from the Ford Motor Company Supplemental Executive Retirement Plan, and the allocation of benefits between such plans, is consistent with the Employee Transition Agreement dated April 1, 2000 by and between the Company and Ford Motor Company, and any amendments thereto.
     (c) For a Participant who shall retire before age 62, the monthly supplemental benefit payable hereunder shall equal the amount calculated in accordance with subsections (a) and (b) immediately above, reduced by 5/18 of 1% multiplied by the number of months from the later of the date the supplemental benefit commences, or age 55 in the case of earlier receipt by reason of disability retirement, to the first day of the month after the Participant would attain age 62.
     Section 2.04. Payments.
     (a) Payments Commencing Prior to January 1, 2007. Subject to the earning-out conditions set forth in Article VI, supplemental benefits for a Participant who satisfies the eligibility requirements set forth in Section 2.01, in the amount determined under Section 2.03, shall be payable out of the Company’s general funds monthly, commencing either (1) in the case of a Participant whose payments commenced prior to January 1, 2005, on the first day of the month following the Participant’s termination of employment, or (2) in the case of a Participant whose payments commenced after December 31, 2004 and prior to January 1, 2007, on the first day of the seventh month following the Participant’s Separation from Service. For a Participant whose payments commenced on the first day of the seventh month following the Participant’s Separation from Service, the first payment shall equal seven months of supplemental benefit payments and thereafter, beginning on the first day of the eighth month following the Participant’s Separation from Service, supplemental benefit payments shall be made monthly. Payments to a Participant hereunder shall cease at the end of the month in which the Participant dies. There is no pre-retirement or post-retirement death benefit payable under this Article II following the death of the Participant.
     (b) Payments Commencing on or After January 1, 2007. Supplemental benefit payments that commence on or after January 1, 2007 shall be paid to the Participant in the form of a single lump sum payment on the first day of the seventh month following the Participant’s Separation from Service. The amount of the lump sum payment will be equal to the present value of the monthly amount calculated under Section 2.03 above, with such present value determined by using (i) for distributions prior to January 1, 2009, the discount rates and mortality tables that were used to calculate the obligations for the Plan as disclosed in the Company’s audited financial statements for the year ended immediately prior to the year in which occurs the Participant’s benefit payment date, and (ii) for distributions after December 31, 2008, the discount rates and mortality tables that are used to calculate the obligations for the Plan as disclosed in the Company’s audited financial statements for the year ended immediately prior to the year in which occurs the Participant’s Separation from Service (the “Financial Statement Factors”). The lump sum present value is calculated in three ways, and the Participant is entitled to the greatest of the three. Under the first calculation, the lump sum is equal to the sum of (i) the lump sum value determined when the monthly amount calculated under Section 2.03 is multiplied by an immediate annuity factor that is determined by reference to the Financial Statement Factors and the Participant’s age at Separation from Service, and (ii) six months of interest, at the rate determined by reference to the Financial Statement Factors, on the amount determined under clause (i). Under the second calculation, the lump sum is the amount determined when the monthly amount calculated under Section 2.03 is multiplied by an immediate annuity factor that is determined by reference to the Financial Statement Factors and the Participant’s age at Separation from Service plus six months. Under the third calculation, which is applicable only if the Participant will be under age 55 at the benefit payment date, the lump sum is the amount determined when the monthly amount calculated under Section 2.03 is multiplied by a deferred to age 55 annuity factor that is determined by reference to the Financial Statement Factors and the Participant’s age at Separation from Service.

     Section 2.05. Death Benefits.
     (a) Prior to January 1, 2007. There is no pre-retirement death benefit (with respect to a Participant who dies during employment) or post-retirement death benefit (with respect to a Participant who dies after termination of employment).
     (b) On or After January 1, 2007.
(i)	Death During Employment. If the Participant dies during employment, no benefit is payable under the Plan.

(ii)	Death After Termination But Prior to Benefit Payment. In the event a Participant who terminates from employment with an entitlement to a benefit dies prior to payment of such benefit, the benefit will be paid to the Participant’s Beneficiary in the form of a single lump sum payment (calculated in accordance with Section 2.04) on the first day of the seventh month following the Participant’s Separation from Service.

(iii)	Death After Benefit Payment. If a Participant dies on or after the date on which a lump sum payment of the Participant’s supplement benefit has been made, no further benefits are payable following the Participant’s death.
     Section 2.06. Special Rules for Certain Employees Affected by 2001 Work Force Restructuring Program. The following rules shall apply to an Employee who (i) was employed in a Covered Employment Classification immediately prior to the Company’s 2001 Work Force Restructuring (the “Restructuring”), and (ii) continued to be employed by a Participating Employer following the Restructuring but, as a result of the Restructuring, ceased to be employed in a Covered Employment Classification:
     (a) The Employee will continue as a Participant in the Plan notwithstanding the Employee’s transfer to a non-Covered Employment Classification.
     (b) The Employee will continue to accumulate Eligibility Service for employment with a Participating Employer following the Restructuring, and such employment shall be treated, for purposes of Section 1.01(n), 2.01(a)(iii) and 2.02(b), as if it were employment in an Eligible Employment Classification.
     (c) The amount of the Employee’s supplemental benefit under Section 2.03 shall be based on the Covered Employment Classification in which the Employee was employed immediately prior to the Restructuring.

ARTICLE III. SUPPLEMENTAL BENEFITS FOR SERVICE RECOGNIZED UNDER
THE CASH BALANCE PROGRAMS
     Section 3.01. Eligibility. A Participant shall be eligible to receive a supplemental benefit as provided in this Article III if the Participant:
     (a) is covered under and will receive a monthly annuity benefit from the Cash Balance Program;
     (b) is employed in a Covered Employment Classification at termination of employment; and
     (c) terminates employment after his or her SERP Eligibility Date with the approval of the Participating Employer.
     Section 3.02. Additional Definitions. For purposes of this Article III, the following terms have the meanings indicated below:
     (a) Annual Incentive: The portion of the Visteon Incentive Plan, or any successor plan, that provides for incentive compensation that is awarded in the form of a cash bonus and that is based on a performance period of 12 months or less.
     (b) Compensation: The Participant’s compensation as defined in the Cash Balance Program that is applicable for purposes of determining the Participant’s cash balance accruals, plus for any month after the Participant’s SERP Eligibility Date, if not otherwise recognized, any Annual Incentive amounts actually paid to the Participant (or that would have been paid to the Participant except for the Participant’s election to defer all or a portion of such payment), all as determined without regard to the compensation limitation of Code Section 401(a)(17).
     (c) Final Average Compensation: The final average compensation that would be determined for the Participant under the BalancePlus Program (or that would be determined for the Participant under the BalancePlus Program assuming if the Participant is treated as being eligible for the pension equity component of the BalancePlus Program) for purposes of determining pension equity accruals, plus the average of the three highest consecutive Annual Incentive amounts paid to the Participant (or that would have been paid to the Participant except for the Participant’s election to defer all or a portion of such payment) during the 120 month period immediately preceding the Participant’s termination of employment, all as determined without regard to the compensation limitation of Code Section 401(a)(17).
     Section 3.03. Amount of Supplemental Benefit.
     (a) Subject to any limitations and reductions pursuant to other provisions of the Plan, the supplemental benefit, when expressed in the form of a life annuity without survivor benefits, shall be an amount equal to:
(i)	The greater of (A) the monthly annuity benefit that the Participant would have received under the Cash Balance Program (excluding any pension equity component) if the Participant’s benefit under such program had been calculated in accordance with the modifications described in subsection (b) below, or (B) the monthly Pension Equity Benefit calculated in accordance with subsection (c) below; minus

(ii)	The monthly annuity benefit to which the Participant is actually entitled under the Cash Balance Program (including any pension equity component); minus

(iii)	The monthly annuity benefit to which the Participant is actually entitled under the Visteon Corporation Pension Parity Plan (prior to conversion of the benefit to a single sum form of payment).
     (b) The Cash Balance Program monthly annuity benefit for purposes of subsection (a)(i)(A) above is the monthly annuity benefit to which the Participant would have been entitled under the Cash Balance Program (disregarding any pension equity component) if the Participant’s benefit under such program were calculated consistent with the following modifications:
(i)	The limitations of Code Section 415 are disregarded;

(ii)	For purposes of calculating a Participant’s cash balance benefit, the benefit is calculated by applying the definition of Compensation set forth in Section 3.02(b) above in lieu of the definition set forth in the Cash Balance Program; and
     (c) The Pension Equity Benefit for purposes of subsection (a)(i)(B) above is the monthly annuity benefit to which the Participant would have been entitled under the pension equity component of the BalancePlus Program if the benefit were calculated consistent with the following:
(i)	The Participant is treated as being eligible for the pension equity component of the BalancePlus Program, whether or not the Participant is actually covered under the BalancePlus Program and/or the pension equity component of the BalancePlus Program;

(ii)	The limitations of Code Section 415 are disregarded;

(iii)	For purposes of calculating the Pension Equity Benefit:
(A)	The benefit is calculated by applying a benefit multiplier of 15% in lieu of the 12.5% benefit multiplier specified in the Balance Plus Program;

(B)	The benefit is calculated by applying the definition of Final Average Compensation set forth in Section 3.02(c) above in lieu of the definitions set forth in the Balance Plus Program; and

(C)	The benefit is calculating by disregarding Credited Service (or other service) that is attributable to employment prior to July 1, 2006 by a Participant who during such period was covered under the Contributory/Noncontributory Service Program or the Salaried Retirement Plan of Visteon Systems, LLC (as in effect prior to its merger into the Visteon Pension Plan).

(D)	The Participant’s Credited Service is calculating without regard to the provision in the BalancePlus Program that limits Credited

Service to periods of eligible employment through June 30, 2006, i.e., eligible employment after June 30, 2006 is recognized.

(E)	The benefit is calculated by applying the following early commencement reduction factors in lieu of the early commencement factors set forth in the Balance Plus Program:

Applicable Period Preceding Participant’s
Normal Retirement Date	Reduction
First 5 Years	1.25% Per Year*
Years in Excess of 5 But Not More Than 20	3.75% Per Year*
Years in Excess of 20	Actuarially Equivalent Reduction*

*	The reduction will be prorated for portions of a year, by multiplying the applicable reduction for a full year by a fraction, the numerator of which is the number of full months in such partial year, and the denominator of which is 12. In addition, the reduction is cumulative, e.g., if the Applicable Period is 23 years prior to the Participant’s Normal Retirement Date, the reduction is 1.25% for each of years one through five, 3.75% for each of years six through 20, and an Actuarially Equivalent reduction for years 21 through 23.
     (d) A Participant who becomes disabled while actively employed will continue to accrue benefits under this Article III during the period of disability to the same extent that the Participant accrues benefits under the Cash Balance Program during the period of such disability.
     Section 3.04. Payment of Supplemental Benefit.
     (a) Payments Commencing Prior to January 1, 2007. The Participant’s monthly supplemental benefit shall be paid by the Participating Employer commencing either (1) in the case of a Participant whose payments commenced prior to January 1, 2005, on the first day of the month following the Participant’s termination of employment, or (2) in the case of a Participant whose payments commenced after December 31, 2004 and prior to January 1, 2007, on the first day of the seventh month following the Participant’s Separation from Service. For a Participant whose payments commenced on the first day of the seventh month following the Participant’s Separation from Service, the first payment shall equal seven months of allowance payments and thereafter, beginning on the first day of the eighth month following the Participant’s Separation from Service, allowance payments shall be made monthly. In all other respects, the benefit will be paid in the same form and for the same period the corresponding benefit under the Balance Plus Program is paid. Accordingly, except as provided in Section 3.05, the supplemental benefit shall be paid to the person receiving payment of the corresponding benefit under payable at the same time and in the same form as paid the Participant’s benefit under the Balance Plus Program with each payment being made, as nearly as practicable, at the same time as the corresponding benefit from the Balance Plus Plan. The interest rates, mortality factors, annuity conversion factors, early commencement reductions, assumptions for converting from one form of benefit to another, and all other actuarial conversion and adjustment factors, shall be the same as those applicable in calculating the Participant’s actual annuity benefit under the Balance Plus Program.
     (b) Payments Commencing on or After January 1, 2007. Payments that commence on or after January 1, 2007 shall be paid to the Participant in the form of a single lump sum payment on the first day of the seventh month following the Participant’s Separation from Service. The amount of the lump sum payment will be equal to the present value of the gross monthly amount calculated under Section 3.03 above, with such present value determined by using (i) for distributions prior to January 1, 2009, the discount rates and mortality tables that were used to calculate the obligations for the Plan as disclosed in the Company’s audited financial statements for the year ended immediately prior to the year in which occurs the Participant’s benefit payment date, and (ii) for distributions after December 31, 2008, the discount rates and mortality tables that are used to calculate the obligations for the Plan as disclosed in the Company’s audited financial statements for the year ended immediately prior to the year in which occurs the Participant’s Separation from Service (the “Financial Statement Factors”). The lump sum present value is calculated in three ways, and the Participant is entitled to the greatest of the three. Under the first calculation, the lump sum is equal to the sum of (i) the lump sum value determined when the monthly amount calculated under Section 3.03 is multiplied by an immediate annuity factor that is determined by reference to the Financial Statement Factors and the Participant’s age at Separation from Service, and (ii) six months of interest, at the rate determined by reference to the Financial Statement Factors, on the amount determined under clause (i). Under the second calculation, the lump sum is the amount determined when the monthly amount calculated under Section 3.03 is multiplied by an immediate annuity factor that is determined by reference to the Financial Statement Factors and the Participant’s age at Separation from Service plus six months. Under the third calculation, which is applicable only if the Participant will be under age 55 at the benefit payment date, the lump sum is the amount determined when the monthly amount calculated under Section 3.03 is multiplied by a deferred to age 55 annuity factor that is determined by reference to the Financial Statement Factors and the Participant’s age at Separation from Service.
     Section 3.05. Death Benefits.
     (a) If a Participant whose benefit commencement date was prior to January 1, 2007 dies on or after the date on which payment of the Participant’s supplemental benefit has commenced, the only death benefits payable shall be those (if any) that are payable under the form of annuity benefit applicable to the Participant. If a Participant whose benefit payment date occurs on or after January 1, 2007 dies on or after the date on which payment of the Participant’s lump sum supplemental benefit has been made, no further benefits are payable following the Participant’s death.
     (b) If the Participant dies prior to the Participant’s SERP Eligibility Date, no benefits are payable following the Participant’s death.
     (c) If the Participant dies after the Participant’s SERP Eligibility Date but prior to the date on which payment of the Participant’s supplemental benefit has been paid or commenced to be paid, and if such death occurs after June 30, 2006, a single sum death benefit shall be paid to the Participant’s Beneficiary. The amount of the death benefit will be equal to the actuarially equivalent single sum value (calculated in accordance with Section 3.04) of the monthly annuity benefit that other-wise would have been payable under Section 3.03.

ARTICLE IV. CONDITIONAL ANNUITIES
     Section 4.01. Eligibility. The Committee, in its discretion, may award to a Participant who is a Corporate Officer or an employee in Leadership Level One additional retirement income in the form of a Conditional Annuity, which shall become payable if the Participant shall retire directly from employment with a Participating Employer either (i) on normal or (prior to July 1, 2006) disability retirement or (ii) with the approval of the Participating Employer at or after age 55 on early retirement. This Article III shall only apply to a Participant whose original date of hire is prior to January 1, 2002.
     Section 4.02. Amount of Conditional Annuity.
     (a) In determining the amount of any Conditional Annuity to be awarded to an eligible Participant for any year, the Committee shall consider the Company’s profit performance and the amount of supplemental compensation that is awarded to such Participant for such year. Awards shall be made only for years in which the Committee has decided, for reasons other than individual or corporate performance or termination of employment, to award supplemental compensation to an eligible Participant in an amount which is less than would have been awarded if the historical relationship to awards to other executives had been followed (including, for this purpose, the historical relationship to awards made by Ford Motor Company with respect to periods prior to July 1, 2000, during which time the Company was a wholly-owned subsidiary or division of Ford Motor Company).
     (b) The aggregate amount payable under the Conditional Annuities awarded to any eligible Participant and the amount payable to an eligible Participant as a conditional annuity under the Ford Motor Company Supplemental Executive Retirement Plan, when such amounts are expressed in the form of a life annuity without survivor benefits, shall not exceed an amount equal to the Applicable Percentage of such Participant’s Final Three Year Average Base Salary, determined in accordance with the following table:

	Applicable Percentage
Number of Years for		All Other
Which a Conditional	Chairman	Eligible
Annuity is Awarded	And President	Corporate Officers
1	30%	20%
2	35	25
3	40	30
4	45	35
5 or more	50	40
          The percentage shall be reduced pro rata to the extent that Credited Service at retirement is less than 30 years.
     (c) “Final Three Year Average Base Salary” means the average of the Participant’s Monthly Base Salary (as defined in Section 2.02) for the three December 31 measurement dates coincident with or immediately preceding the first date on which the Participant retires from or otherwise ceases to be employed in a Covered Employment Classification with the Company and its Affiliates.
     Section 4.03. Payments.
     (a) Payments Commencing Prior to January 1, 2007. Subject to the earning-out conditions set forth in Article IV, Conditional Annuities, in the amount determined under Section 4.02, shall be payable out of the Company’s general funds monthly beginning either (1) in the case of a Participant whose payments commenced prior to January 1, 2005, on the first day of the month when the Participant’s retirement benefit under any Retirement Plan or under the Company’s Executive Separation Allowance Plan begins, or (2) in the case of a Participant whose payments commenced after December 31, 2004 and prior to January 1, 2007, on the first day of the seventh month following the Participant’s Separation from Service. For a Participant whose payments commenced on the first day of the seventh month following the Participant’s Separation from Service, the first payment shall equal seven months of allowance payments and thereafter, beginning on the first day of the eighth month following the Participant’s Separation from Service, payments shall be made monthly. Except as provided in Section 4.04, payments with respect to a Participant hereunder shall cease at the end of the month in which such Participant dies.
For a Participant who retires before age 65, the monthly payment under any Conditional Annuity awarded to such Participant shall equal the actuarial equivalent (based on factors determined by the Company’s independent consulting actuary) of the monthly amount payable for retirement at age 65.
     (b) Payments Commencing on or After January 1, 2007. Payments that commence on or after January 1, 2007 shall be paid to the Participant in the form of a single lump sum payment on the first day of the seventh month following the Participant’s Separation from Service. The amount of the lump sum payment will be equal to the present value of the gross monthly amount calculated under Section 4.02 above, with such present value determined by using (i) for distributions prior to January 1, 2009, the discount rates and mortality tables that were used to calculate the obligations for the Plan as disclosed in the Company’s audited financial statements for the year ended immediately prior to the year in which occurs the Participant’s benefit payment date, and (ii) for distributions after December 31, 2008, the discount rates and mortality tables that are used to calculate the obligations for the Plan as disclosed in the Company’s audited financial statements for the year immediately prior to the year in which occurs the Participant’s Separation from Service (the “Financial Statement Factors”). The lump sum present value is calculated in three ways, and the Participant is entitled to the greatest of the three. Under the first calculation, the lump sum is equal to the sum of (i) the lump sum value determined when the monthly amount calculated under Section 4.02 is multiplied by an immediate annuity factor that is determined by reference to the Financial Statement Factors and the Participant’s age at Separation from Service, and (ii) six months of interest, at the rate determined by reference to the Financial Statement Factors, on the amount determined under clause (i). Under the second calculation, the lump sum is the amount determined when the monthly amount calculated under Section 4.02 is multiplied by an immediate annuity factor that is determined by reference to the Financial Statement Factors and the Participant’s age at Separation from Service plus six months. Under the third calculation, which is applicable only if the Participant will be under age 55 at the benefit payment date, the lump sum is the amount determined when the monthly amount calculated under Section 4.02 is multiplied by a deferred to age 55 annuity factor that is determined by reference to the Financial Statement Factors and the Participant’s age at Separation from Service.
     Section 4.04. Death Benefits. Upon death before retirement but at or after age 55, or death after retirement but prior to the lump sum payment of the Participant’s Conditional Annuities benefit, the Participant’s Beneficiary shall be paid a lump sum equal to 30 times (representing 30 months) the aggregate monthly amount payable under such Participant’s Conditional Annuities if the Participant had been age 55 at death, increased by one-third of one month for each full month by which the Participant’s age at death shall exceed age 55. With respect to a Participant whose benefit commenced prior to January 1, 2007, if death occurs within 120 months following retirement, the monthly payments under the Conditional Annuity shall be continued to the Participant’s Beneficiary for the remaining balance of the 120 month period following retirement. If a Participant dies on or after the date on which a lump sum payment of the Participant’s Conditional Annuities benefit has been made, no further benefits are payable following the Participant’s death.

ARTICLE V. ADDITIONAL BENEFITS
     Section 5.01. Retirement Plan Supplement for Certain Transferred Employees. A Participant who retired on June 30, 2000 from Ford Motor Company, and who was employed by the Company as a Corporate Officer on July 1, 2000, shall, upon retirement from the Company, receive the additional monthly retirement benefits described in this Section.
     (a) An eligible Participant shall receive a monthly retirement benefit equal to the difference between (i) and (ii) below, where:
(i)	is the aggregate monthly retirement benefit to which the Participant would have been entitled under the General Retirement Plan of Ford Motor Company and the defined benefit component of the Ford Motor Company Benefit Equalization Plan (collectively, the “Ford Pension Plans”) if the Participant’s employment with the Company on and after July 1, 2000, and the compensation attributable to such employment, had instead been employment with, and compensation from, Ford Motor Company; and

(ii)	is the aggregate monthly retirement benefit under the Ford Pension Plans, the Retirement Plans, and the Visteon Corporation Pension Parity Plan, to which the Participant is actually entitled.
     (b) In addition, an eligible Participant shall receive a monthly retirement benefit equal to the difference between (i) and (ii) below, where:
(i)	is the monthly retirement benefit to which the Participant would have been entitled under the Ford Motor Company Supplemental Executive Retirement Plan if the Participant’s employment with the Company on and after July 1, 2000, and the compensation attributable to such employment, had instead been employment with, and compensation from, Ford Motor Company; and

(ii)	is the aggregate monthly retirement benefit under the Ford Motor Company Supplemental Executive Retirement Plan and under Article II of this Plan, to which the Participant is actually entitled; provided that any reduction in the Participant’s benefit under the Ford Motor Company Supplemental Executive Retirement Plan for early benefit commencement shall be taken into account only to the extent that such reduction would apply if the Participant’s benefit under the Ford Motor Company Supplemental Executive Retirement Plan commenced on the same date as the Participant’s benefit under Article II of this Plan commence.
     (c) For payments commencing prior to January 1, 2007, the supplemental benefit under subsection (a) above shall be paid commencing either (1) in the case of a Participant whose payments commenced prior to January 1, 2005, on the first day of the month following the Participant’s termination of employment, or (2) in the case of a Participant whose payments commenced after December 31, 2004 and prior to January 1, 2007, on the first day of the seventh month following the Participant’s Separation from Service. For a Participant whose payments commenced on the first day of the seventh month following the Participant’s Separation from Service, the first payment shall equal seven months of allowance payments and thereafter, beginning on the first day of the eighth month following the Participant’s Separation from Service, allowance payments shall be made monthly. The benefit shall be paid in the same form and for the same duration as is paid the Participant’s benefit under the General Retirement Plan of Ford Motor Company. The supplemental benefit under subsection (b) above shall be paid in accordance with Article II of this Plan as if the benefit had been initially calculated under that Article. For payments made or commencing on or after January 1, 2007, the supplemental benefit under both subsection (a) above and subsection (b) above shall be paid in accordance with Article II of this Plan as if the benefits had been initially calculated under that Article.
     (d) The monthly retirement benefits calculated under subsections (a)(i) and (b)(i) shall be determined based upon the terms of the applicable Ford Motor Company plan as in effect on June 30, 2000. The Committee has full authority and discretion to adjust (including to reduce) the benefit amounts calculated above to reflect changes in the design of the applicable Ford Motor Company plan or to take into account such other factors as the Committee, in its sole discretion, deems relevant.

     (e) The Committee may adjust the benefit otherwise payable under this Section 5.01 if such action is necessary or desirable on account of differences in the form or time of payment under the plans and arrangements described in this Section 5.01 or on account of such other factors identified by the Committee as making an adjustment necessary or desirable.
     Section 5.02. Additional Benefits for Certain Officers.
     (a) This paragraph applies to a Participant who was the Company’s Chief Operating Officer on September 15, 2000. Such Participant shall be entitled to an additional benefit under Article II of this Plan and an additional cash balance benefit or pension equity benefit under Article III of this Plan. The additional benefit under Article II of this Plan shall be calculated by crediting the Participant with one additional year of Credited Service or fraction thereof for each year of Credited Service or fraction thereof accrued by the Participant under Article II of this Plan. The additional cash balance benefit shall be equal to the sum of the contribution credits accrued under the Visteon Pension Plan, the Visteon Corporation Pension Parity Plan and Article III of this Plan, and interest credits thereon. The additional pension equity benefit under Article III of this Plan shall be calculated by crediting the Participant with one additional year of Credited Service or fraction thereof for each year of Credited Service or fraction thereof accrued by the Participant under Article III of this Plan. The additional benefits shall be determined by assuming that the Participant’s employment continued through December 31, 2008 and that the Participant received a Monthly Base Salary for December 2008 equal to the Participant’s Monthly Base Salary on November 30, 2008.
     (b) This paragraph applies to a Participant who was the Company’s Vice President, Corporate Controller and Chief Accounting Officer on December 30, 2004. Such Participant shall be entitled to an additional cash balance benefit or an additional pension equity benefit under this Plan. The additional cash balance benefit shall be equal to the sum of the contribution credits accrued under the Visteon Pension Plan, the Visteon Corporation Pension Parity Plan and Article III of this Plan during the Participant’s first five years of service, and interest credits thereon. The additional pension equity benefit shall be calculated by crediting the Participant with one additional year of Credited Service or fraction thereof for each year of Credited Service or fraction thereof accrued by the Participant under Article III of this Plan, not to exceed five additional years.
     (c) This paragraph applies to a Participant who was the Company’s Chief Operating Officer on May 23, 2005. Such Participant shall be entitled to an additional cash balance benefit or an additional pension equity benefit under this Plan. The additional cash balance benefit shall be equal to the sum of the contribution credits accrued under the Visteon Pension Plan, the Visteon Corporation Pension Parity Plan and Article III of this Plan, and interest credits thereon. The additional pension equity benefit shall be calculated by crediting the Participant with one additional year of Credited Service or fraction thereof for each year of Credited Service or fraction thereof accrued by the Participant under Article III of this Plan. In addition, the Participant shall be credited as of May 23, 2005 with an opening cash balance of $1,200,000.00 under Article III. Upon retirement, the Participant’s benefit under this Plan shall be adjusted so that the Participant’s aggregate accrued benefit payable from all qualified and nonqualified retirement plans upon retirement from the Company will not be less than the greater of the actuarial equivalent value of (a) the aggregate benefit payable to the participant under the Visteon Pension Plan, the Visteon Corporation Pension Parity Plan and this Plan minus the $1,200,000.00 opening cash balance and interest credits attributable thereto or (b) the $1,200,000.00 SERP opening cash balance plus interest credits accrued to the date of retirement. The foregoing provisions will not apply if, prior to the fifth anniversary of the Participant’s employment with the Company, the Company terminates the Participant’s employment for Cause (termination due to Disability shall not be considered to be for Cause) or the Participant terminates employment with the Company for other than Good Reason. The terms Cause, Disability and Good Reason shall have the meanings assigned to such terms in the May 20, 2005 Letter Agreement between the Participant and the Company.
     (d) This paragraph applies to a Participant who was the Company’s Vice President, Treasurer and Chief Tax Officer on February 1, 2006. Such Participant shall be entitled to an additional cash balance benefit or an additional pension equity benefit under this Plan. The additional cash balance benefit shall be equal to the sum of the contribution credits accrued under the Visteon Pension Plan, the Visteon Corporation Pension Parity Plan and Article III of this Plan during the Participant’s first five years of service, and interest credits thereon. The additional pension equity benefit shall be calculated by crediting the Participant with one additional year of Credited Service or fraction thereof for each year of Credited Service or fraction thereof accrued by the Participant under Article III of this Plan, not to exceed five additional years.
     (e) This paragraph applies to a Participant who was the Company’s Senior Vice President, Human Resources on December 14, 2006. Such Participant shall be entitled to an additional cash balance benefit or an additional pension equity benefit under this Plan. The additional cash balance benefit shall be equal to the sum of the contribution credits accrued under the Visteon Pension Plan, the Visteon Corporation Pension Parity Plan and Article III of this Plan during the Participant’s first five years of service, and interest credits thereon. The additional pension equity benefit shall be calculated by crediting the Participant with one additional year of Credited Service or fraction thereof for each year of Credited Service or fraction thereof accrued by the Participant under Article III of this Plan, not to exceed five additional years.
     (f) Any additional benefits under this Section that are calculated by reference to the benefit formula described in Article II of this Plan shall be paid in accordance with Article II of this Plan as if the benefits had been initially calculated under that Article. Similarly, any additional benefits under this Section that are calculated by reference to the benefit formula described in Article III of this Plan shall be paid in accordance with Article III of this Plan as if the benefits had been initially calculated under that Article.

ARTICLE VI. EARNING OUT CONDITIONS
     Section 6.01. Conditions Applicable to Continued Payment of Award.
     (a) Anything herein contained to the contrary notwithstanding, the right of any Participant to receive any benefit payment hereunder shall accrue only if, during the entire period ending with the scheduled payment date, the Participant shall have earned out such payment by refraining from engaging in any activity that is directly or indirectly in competition with any activity of the Company or any subsidiary or affiliate thereof. The Committee shall have the sole and absolute discretion to determine whether a Participant’s activities constitute competition with the Company, and the Committee may promulgate such rules and regulations in this regard as it deems appropriate.
     (b) In the event of a Participant’s nonfulfillment of the condition set forth in the immediately preceding paragraph, no further payment shall be made to the Participant or the Beneficiary; provided, however, that the nonfulfillment of such condition may at any time (whether before, at the time of or subsequent to termination of employment) be waived in the following manner:
(i)	with respect to any such Participant who at any time shall have been a member of the Board of Directors, the President, an Executive Vice President, a Senior Vice President, a Vice President, the Treasurer, the Controller or the Secretary of the Company, such waiver may be granted by the Committee upon its determination that in its sole judgment there shall not have been and will not be any substantial adverse effect upon the Company or any subsidiary or affiliate thereof by reason of the nonfulfillment of such condition; and

(ii)	with respect to any other such Participant, such waiver may be granted by the Retirement Committee designated under the Visteon Pension Plan upon its determination that in its sole judgment there shall not have been and will not be any such substantial adverse effect.

     (c) Anything herein contained to the contrary notwithstanding, benefit payments shall not be paid to or with respect to any person as to whom it has been determined that such person at any time (whether before or subsequent to termination of employment) acted in a manner detrimental to the best interests of the Company. Any such determination shall be made by (i) the Committee with respect to any Participant who at any time shall have been a member of the Board of Directors, an Executive Vice President, a Senior Vice President, a Vice President, the Treasurer, the Controller or the Secretary of the Company, and (ii) the Retirement Committee designated under the Visteon Pension Plan with respect to any other Participant, and shall apply to any amounts payable after the date of the applicable committee’s action hereunder, regardless of whether the Participant has commenced receiving benefit payments hereunder. Conduct which constitutes engaging in an activity that is directly or indirectly in competition with any activity of the Company or any subsidiary or affiliate thereof shall be governed by subsections (a) and (b) above and shall not be subject to any determination under this subsection (c).

ARTICLE VII. GENERAL PROVISIONS
     Section 7.01. Administration and Interpretation.
     (a) Subject to subsection (b) below, the Committee shall administer and interpret the Plan.
     (b) Subject to such limits as the Committee may from time to time prescribe or such additional or contrary delegations of authority as the Committee may prescribe, the Company’s Director of Compensation and Benefits may exercise any of the authority and discretion granted to the Committee hereunder, provided that (i) the Director of Compensation and Benefits shall not be authorized to amend the Plan, and (ii) the Director of Compensation and Benefits shall not exercise any authority and responsibility with respect to non-ministerial matters affecting the participation in the Plan by the Director of Compensation and Benefits. To the extent that the Director of Compensation and Benefits is authorized to act on behalf of the Committee, any references herein to the Committee shall be also be deemed references to the Director of Compensation and Benefits.
     (c) The Committee may adopt and modify rules and regulations relating to the Plan as it deems necessary or advisable for the administration of the Plan. The Committee shall have the discretionary authority to interpret and construe the Plan, to make benefit determination (and benefit adjustments) under the Plan, and to take all other actions that may be necessary or appropriate for the administration of the Plan. Each determination, interpretation or other action made or taken pursuant to the provisions of the Plan by the Committee shall be final and shall be binding and conclusive for all purposes and upon all persons, including, but without limitation thereto, the Company, its stockholders, the Participating Employers, the directors, officers, and employees of the Company or a Participating Employer, the Plan participants, and their respective successors in interest.
     Section 7.02. Restrictions to Comply with Applicable Law. Notwithstanding any other provision of the Plan, the Company shall have no liability to make any payment under the Plan unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

     Section 7.03. Deductions and Offsets. Anything contained in the Plan notwithstanding, a Participating Employer may deduct from any distribution hereunder, at the time payment is otherwise due and payable under the Plan, all amounts owed to the Company or a Participating Employer by the Participant for any reason, or the Company may offset any amounts owing to it or an Affiliate by the Participant for any reason against the Participant’s benefit, whether or not the benefit is then payable, up to the maximum amount that may be offset without violating Code Section 409A.
     Section 7.04. Tax Withholding. A Participating Employer shall withhold from any benefit payment amounts required to be withheld for Federal and State income and other applicable taxes. No later than the date as of which an amount first becomes includible in the income of the Participant for employment tax purposes, the Participant shall pay or make arrangements satisfactory to the Company regarding the payment of any such tax. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Company may direct that the Participant’s benefit be reduced to reflect the amount needed to pay the Participant’s portion of such tax.
     Section 7.05. Claims Procedure.
     (a) Claim for Benefits. Any Participant or Beneficiary (hereafter referred to as the “claimant”) under this Plan who believes he or she is entitled to benefits under the Plan in an amount greater than the amount received may file, or have his or her duly authorized representative file, a claim with the Committee. not later than ninety (90) days after the payment (or first payment) is made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A. Any such claim shall be filed in writing stating the nature of the claim, and the facts supporting the claim, the amount claimed and the name and address of the claimant. The Committee shall consider the claim and answer in writing stating whether the claim is granted or denied. If the Committee denies the claim, it shall deliver, within one hundred thirty-five (135) days of the date the first payment was made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section

409A, a written notice of such denial decision. The written decision shall be within 90 days of receipt of the claim by the Committee (or 180 days if additional time is needed and the claimant is notified of the extension, the reason therefor and the expected date of determination prior to commencement of the extension). If the claim is denied in whole or in part, the claimant shall be furnished with a written notice of such denial containing (i) the specific reasons for the denial, (ii) a specific reference to the Plan provisions on which the denial is based, (iii) an explanation of the Plan’s appeal procedures set forth in subsection (b) below, (iv) a description of any additional material or information which is necessary for the claimant to submit or perfect an appeal of his or her claim and (v) an explanation of the Participant’s or Beneficiary’s right to bring suit under ERISA following an adverse determination upon appeal.
     (b) Appeal. If a claimant wishes to appeal the denial of his or her claim, the claimant or his or her duly authorized representative shall file a written notice of appeal to the Committee within 180 days after the payment (or first payment) is made (or should have been made) in accordance with the terms of the Plan or in accordance with regulations issued by the Secretary of the Treasury under Code Section 409A In order that the Committee may expeditiously decide such appeal, the written notice of appeal should contain (i) a statement of the ground(s) for the appeal, (ii) a specific reference to the Plan provisions on which the appeal is based, (iii) a statement of the arguments and authority (if any) supporting each ground for appeal, and (iv) any other pertinent documents or comments which the appellant desires to submit in support of the appeal. The Committee shall decide the appellant’s appeal within 60 days of its receipt of the appeal (or 120 days if additional time is needed and the claimant is notified of the extension, the reason therefore and the expected date of determination prior to commencement of the extension). The Committee’s written decision shall contain the reasons for the decision and reference to the Plan provisions on which the decision is based. If the claim is denied in whole or in part, such written decision shall also include notification of the claimant’s right to bring suit for benefits under Section 502(a) of ERISA and the claimant’s right to obtain, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim for benefits.

     Section 7.06. Participant Rights Unsecured.
     (a) Unsecured Claim. The right of a Participant or his or her Beneficiary to receive a distribution hereunder shall be an unsecured claim, and neither the Participant nor any Beneficiary shall have any rights in or against any amount credited to his or her Account or any other specific assets of a Participating Employer. The right of a Participant or Beneficiary to the payment of benefits under this Plan shall not be assigned, encumbered, or transferred, except by will or the laws of descent and distribution. The rights of a Participant hereunder are exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.
     (b) Contractual Obligation. The Company may authorize the creation of a trust or other arrangements to assist it in meeting the obligations created under the Plan. However, any liability to any person with respect to the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No obligation of a Participating Employer shall be deemed to be secured by any pledge of, or other encumbrance on, any property of a Participating Employer. Nothing contained in this Plan and no action taken pursuant to its terms shall create or be construed to create a trust of any kind, or a fiduciary relationship between a Participating Employer and any Participant or Beneficiary, or any other person.
     Section 7.07. No Contract of Employment. The Plan is an expression of the Company’s present policy with respect to Company executives who meet the eligibility requirements set forth herein. The Plan is not a contract of employment, nor does it provide any Participant with a right to continue in the employment of the Company or any other entity. No Participant, Beneficiary or other person shall have any legal or other right to any benefit payments except in accordance with the terms of the Plan, and then only while the Plan is in effect and subject to the Company’s right to amend or terminate the Plan as provided in Section 7.07 below.
     Section 7.08. Amendment or Termination. There shall be no time limit on the duration of the Plan. However, the Company, by action of the Senior Vice President, Human Resources, may at any time and for any reason, amend or terminate the Plan; provided that the Committee shall have the exclusive amendment authority with respect to any amendment that, if adopted, would increase the benefit payable to the Senior Vice President, Human Resources by more than a de minimis amount; and provided further, that any termination of the Plan shall be implemented in accordance with the requirements of Code Section 409A. Any Plan amendment or termination may reduce or eliminate a Participant’s benefit under the Plan, including, without limitation, an amendment to eliminate future benefit payments for some or all Participants, whether or not in pay status at the time such action is taken.
     Section 7.09. Administrative Expenses. Costs of establishing and administering the Plan will be paid by the Participating Employers.
     Section 7.10. No Assignment of Benefits. No rights or benefits under the Plan shall, except as otherwise specifically provided by law, be subject to assignment (except for the designation of beneficiaries pursuant to subsection (b) of Section 1.01), nor shall such rights or benefits be subject to attachment or legal process for or against a Participant or his or her Beneficiary.
     Section 7.11. Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Participating Employers, their successors and assigns and the Participants and their heirs, executors, administrators, and legal representatives.
     Section 7.12. Designated Payment Dates. Whenever a provision of this Plan specifies payment to be made on a particular date, the payment will be treated as having been made on the specified date if it is made as soon as practicable following the designated date, provided that (a) the Participant is not permitted, either directly or indirectly, to designate the taxable year of payment and (b) payment is made no later than the 15th day of the third calendar month following the designated payment date.
     Section 7.13. Permitted Delay in Payment. If a distribution required under the terms of this Plan would jeopardize the ability of the Company or of an Affiliate to continue as a going concern, the Company or the Affiliate shall not be required to make such distribution. Rather, the distribution shall be delayed until the first date that making the distribution does not jeopardize the ability of the Company or of an Affiliate to continue as a going concern. Further, if any distribution pursuant to the Plan will violate the terms Federal securities law or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.
     Section 7.14. Disregard of Six Month Delay. Notwithstanding anything herein to the contrary, if at the time of a Participant’s Separation from Service, the stock of the Company or any other related entity that is considered a “service recipient” within the meaning of Section 409A of the Code is not traded on an established securities market or otherwise, then the provision of the Plan requiring that payments be delayed for six months following Separation from Service shall cease to apply. In such event, in the case of a benefit payment of which is triggered by the Participant’s Separation from Service, the lump sum payment of a Participant’s benefit shall be made within 90 days following the Participant’s Separation from Service.

VISTEON CORPORATION

Dorothy L. Stephenson Senior Vice President, Human Resources

December 18, 2008

Date